EXHIBIT 99.1

For Immediate Release	Contact: Jim Gattoni
Landstar System, Inc.
www.landstar.com
July 19, 2007	904-398-9400
LANDSTAR SYSTEM REPORTS RECORD SECOND QUARTER EARNINGS PER
DILUTED SHARE OF $0.53 AND RAISES ITS QUARTERLY DIVIDEND 25 PERCENT
Jacksonville, FL — Landstar System, Inc. (NASDAQ: LSTR) reported net income for the thirteen-week period ended June 30, 2007 of $29.7 million, or $0.53 per diluted share, compared to net income of $29.5 million, or $0.50 per diluted share, for the 2006 second quarter. Revenue for the second quarter of 2007 was $633 million compared to $643 million for the 2006 second quarter. Included in the 2006 second quarter was $21 million of revenue for transportation services provided under the contract between Landstar Express America and the United States Department of Transportation/Federal Aviation Administration (the “FAA”). There was no revenue generated under the FAA contract in the 2007 second quarter. Revenue under the FAA contract in the 2006 second quarter generated $2.6 million of operating income which, net of related income taxes, increased net income by $1.6 million or, $0.03 per diluted share. Operating margin in the 2007 second quarter was 7.8 percent, compared to 7.7 percent in the 2006 second quarter. The revenue generated under the FAA contract increased operating margin by 16 basis points in the 2006 second quarter.
Landstar’s carrier group of companies generated $470 million of revenue in the thirteen-week period ended June 30, 2007, compared with revenue of $468 million in the thirteen-week period ended July 1, 2006. In the 2007 and 2006 second quarters, the carrier group invoiced customers $43.7 million and $46.7 million, respectively, in fuel surcharges that were passed on 100 percent to business capacity owners and excluded from revenue. Landstar’s global logistics group of companies generated $153 million of revenue in the 2007 thirteen-week period compared with $167 million of revenue, which

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included $21 million related to transportation services provided primarily under the FAA contract, in the 2006 thirteen-week period.
Net income for the twenty-six-week period ended June 30, 2007 was $51.3 million, or $0.91 per diluted share, on revenue of $1.210 billion compared to net income of $53.8 million, or $0.90 per diluted share, on revenue of $1.253 billion in the 2006 twenty-six-week period. Included in the 2007 and 2006 twenty-six-week periods were $3 million and $56 million, respectively, of revenue for transportation services provided primarily under the FAA contract. The revenue recognized under the FAA contract generated $1.0 million and $7.6 million of operating income in the 2007 and 2006 twenty-six weeks, respectively, which net of related income taxes, increased net income in the 2007 twenty-six-week period by $0.6 million, or $0.01 per diluted share, and increased net income by $4.7 million, or $0.08 per diluted share, in the 2006 twenty-six-week period. In addition, operating income in the 2007 twenty-six week period included a $5.0 million charge for the estimated cost of one severe accident that occurred during the first quarter of 2007. This charge, net of related income tax benefits, reduced net income in the 2007 twenty-six-week period by $3.1 million, or $0.05 per diluted share.
Landstar’s carrier group of companies generated $894 million of revenue in the twenty-six week period ended June 30, 2007, compared with $896 million in the twenty-six week period ended July 1, 2006. In the 2007 and 2006 twenty-six week periods, the carrier group invoiced customers $77.4 and $80.5 million, respectively, in fuel surcharges that were passed on 100 percent to business capacity owners and excluded from revenue. Landstar’s global logistics group of companies generated $297 million of revenue, which included $3 million related to transportation services primarily under the FAA contract, in the 2007 twenty-six week period compared with $340 million of revenue, which included $56 million related to the transportation services provided primarily under the FAA contract, in the 2006 twenty-six week period.
Landstar System, Inc. announced that its Board of Directors has declared a quarterly dividend of $0.0375 per share. This represents a 25 percent increase in the Company’s quarterly dividend. The dividend is payable on August 31, 2007 to stockholders of

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record at the close of business on August 10, 2007. It is the intention of the Board of Directors to continue to pay a quarterly dividend.
Landstar System, Inc. also announced that its Board of Directors appointed Mr. Michael A. Henning as a new member of the Board of Directors. Mr. Henning spent most of his career at the accounting firm of Ernst & Young in various capacities, including as Chief Executive Officer at Ernst & Young International and Deputy Chairman of the Firm.
“I am pleased with the performance of the Landstar business model in the 2007 second quarter,” said Landstar President and Chief Executive Officer Henry Gerkens. “Operating margin increased 16 basis points over the 2006 second quarter, and an additional 16 basis points, excluding the effect of revenue and operating income generated under the FAA contract in 2006. Diluted earnings per share increased to $0.53, and represented an increase of approximately 13 percent over the 2006 second quarter, excluding the effect of the revenue generated under the FAA contract in 2006. Revenue, excluding the $21 million of revenue generated under the FAA contract in the 2006 second quarter, increased approximately 2 percent over prior year despite an inconsistent freight environment.”
“Landstar continues to generate outstanding returns. Trailing twelve month return on average shareholders’ equity remained high at 46 percent and return on invested capital, net income divided by the sum of average equity plus average debt, was 32 percent. During the 2007 second quarter, Landstar purchased 950,763 shares of its common stock at a total cost of $44,169,000 bringing the total number of common shares purchased in the first half of 2007 to 1,506,715 at a total cost of $67,754,000. The Company may purchase an additional 1,320,786 shares of its common stock under its authorized share purchase program.”
Gerkens continued, “The third quarter of 2006 included $30 million in revenue generated under the FAA contract. We estimate in the 2007 third quarter approximately $1.0 million of such revenue. Based upon current business levels, no change in the current freight environment, and excluding FAA revenue from both the 2007 and 2006 third quarter, I anticipate revenue to increase in a mid single digit range quarter over quarter. Diluted earnings per share in the 2006 third quarter was $0.53, which included

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$0.05 per diluted share from the revenue recognized under the FAA contract. Based upon our current revenue forecast, I anticipate diluted earnings per share for the third quarter of 2007 to be within a range of $0.50 to $0.55 per diluted share.”
Commenting on the appointment of Michael Henning to Landstar’s Board of Directors, Gerkens said “We are pleased to have Michael join us as an independent director. His international experience will be of great benefit as we continue to look at opportunities for global expansion.”
Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 2 pm ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts”, then click on “Landstar’s Second Quarter 2007 Earnings Release Conference Call”.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies, expectations and intentions. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “plans,” “predicts,” “may,” “should,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or workers’ compensation claims; unfavorable development of existing claims; dependence on independent sales agents; dependence on third party capacity providers; disruptions or failures in our computer systems; a downturn in domestic or international economic growth or growth in the transportation sector; substantial industry competition; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2006 fiscal year, described in Item 1A Risk Factors, and other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.

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About Landstar:
Landstar System, Inc. delivers safe, specialized transportation services to a broad range of customers worldwide. The Company identifies and fulfills shippers’ needs through the coordination of individual businesses comprised of independent sales agents and third-party transportation capacity providers. Landstar’s carrier group, which is comprised of Landstar Gemini, Inc., Landstar Inway, Inc., Landstar Ligon, Inc., Landstar Ranger, Inc. and Landstar Carrier Services, Inc., delivers excellence in complete over-the-road transportation services. Landstar’s global logistics group, which is comprised of Landstar Global Logistics, Inc. and its subsidiary Landstar Express America, Inc., provides international and domestic multimodal (over-the-road, air, ocean and rail) transportation, expedited, contract logistics and warehousing services. All Landstar operating companies are certified to ISO 9001:2000 quality management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.
(Tables follow)

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Landstar System, Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Revenue	$1,209,601	$1,253,280	$632,952	$643,238
Investment income	2,997	1,252	1,257	873

Costs and expenses:
Purchased transportation	912,835	944,309	478,777	486,059
Commissions to agents	97,404	97,521	50,772	50,510
Other operating costs	13,222	22,288	7,716	10,220
Insurance and claims	29,559	20,574	12,019	9,022
Selling, general and administrative	63,920	70,924	30,755	35,088
Depreciation and amortization	9,279	8,050	4,662	3,957

Total costs and expenses	1,126,219	1,163,666	584,701	594,856

Operating income	86,379	90,866	49,508	49,255
Interest and debt expense	2,700	3,142	1,108	1,292

Income before income taxes	83,679	87,724	48,400	47,963
Income taxes	32,405	33,909	18,730	18,498

Net income	$51,274	$53,815	$29,670	$29,465

Earnings per common share	$0.92	$0.92	$0.53	$0.50

Diluted earnings per share	$0.91	$0.90	$0.53	$0.50

Average number of shares outstanding:
Earnings per common share	55,761,000	58,700,000	55,597,000	58,499,000

Diluted earnings per share	56,328,000	59,665,000	56,191,000	59,287,000

Dividends paid per common share	$0.060	$0.050	$0.030	$0.025

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Landstar System, Inc.
Selected Segment Information
(Dollars in thousands)
(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
External Revenue

Carrier segment	$893,961	$895,933	$470,387	$467,620
Global Logistics segment	297,209	340,467	153,344	167,042
Insurance segment	18,431	16,880	9,221	8,576

External revenue	$1,209,601	$1,253,280	$632,952	$643,238

Operating Income

Carrier segment	$89,878	$88,064	$48,469	$47,493
Global Logistics segment	8,016	17,022	3,328	8,295
Insurance segment	14,009	15,089	10,650	8,413
Other	(25,524)	(29,309)	(12,939)	(14,946)

Operating income	$86,379	$90,866	$49,508	$49,255

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Landstar System, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)
(Unaudited)

	June 30,	Dec 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$56,162	$91,491
Short-term investments	20,741	21,548
Trade accounts receivable, less allowance of $4,939 and $4,834	311,125	318,983
Other receivables, including advances to independent contractors, less allowance of $4,694 and $4,512	13,919	14,198
Deferred income taxes and other current assets	31,840	25,142

Total current assets	433,787	471,362

Operating property, less accumulated depreciation and amortization of $80,274 and $77,938	118,067	110,957
Goodwill	31,134	31,134
Other assets	36,395	33,198

Total assets	$619,383	$646,651

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$28,067	$25,435
Accounts payable	128,611	122,313
Current maturities of long-term debt	20,097	18,730
Insurance claims	27,364	25,238
Other current liabilities	49,967	58,478

Total current liabilities	254,106	250,194

Long-term debt, excluding current maturities	76,535	110,591
Insurance claims	41,790	36,232
Deferred income taxes	21,154	19,360

Shareholders’ equity:
Common stock, $.01 par value, authorized 160,000,000 shares, issued 65,410,393 and 64,993,143 shares	654	650
Additional paid-in capital	123,360	108,020
Retained earnings	547,192	499,273
Cost of 10,534,724 and 9,028,009 shares of common stock in treasury	(445,416)	(377,662)
Accumulated other comprehensive income (loss)	8	(7)

Total shareholders’ equity	225,798	230,274

Total liabilities and shareholders’ equity	$619,383	$646,651

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Landstar System, Inc.
Supplemental Information
(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Carrier Segment
External revenue generated through (in thousands):
Business Capacity Owners (1)	$639,656	$640,596	$340,258	$336,803
Other third party truck capacity providers	254,305	255,337	130,129	130,817

	$893,961	$895,933	$470,387	$467,620

Revenue per revenue mile	$2.00	$2.00	$2.02	$2.01

Revenue per load	$1,591	$1,594	$1,611	$1,607

Average length of haul (miles)	794	797	796	800

Number of loads	562,000	562,000	292,000	291,000

Global Logistics Segment
External revenue generated through (in thousands):
Business Capacity Owners (1) (2)	$52,185	$47,163	$25,344	$22,331
Other third party truck capacity providers	165,895	198,301	85,942	97,674
Rail, Air, Ocean and Bus Carriers (3)	79,129	95,003	42,058	47,037

	$297,209	$340,467	$153,344	$167,042

Revenue per load (4)	$1,506	$1,504	$1,460	$1,507

Number of loads(4)	195,000	189,000	105,000	97,000

	As of	As of
	June 30,	July 1,
	2007	2006
Capacity
Business Capacity Owners (1) (5)	8,431	8,347

Other third party truck capacity providers:
Approved and active (6)	15,100	14,034
Approved	8,700	7,977

	23,800	22,011

Total available truck capacity providers	32,231	30,358

Agent Locations	1,381	1,249

(1)	Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.

(2)	Includes revenue generated through Carrier Segment Business Capacity Owners.

(3)	Included in the 2007 and 2006 twenty six week periods was $481,000 and $19,438,000, respectively, of revenue attributable to buses provided under the FAA contract. Included in the 2006 thirteen week period was $8,582,000 of revenue attributable to buses provided under the FAA contract.

(4)	Number of loads and revenue per load exclude the effect of revenue derived from transportation services provided under the FAA contract.

(5)	Trucks provided by business capacity owners were 9,036 and 9,047, respectively.

(6)	Active refers to other third party truck capacity providers who have moved at least one load in the past 180 days.